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[Deloitte & Touche Letterhead]




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Amendment No. 1 to Registration Statement No. 333-38765 on Form S-3, Amendment No. 1 to Registration Statement No. 333-38759 on Form S-4, and Registration Statement No. 333-71063 on Form S-8 of Armor Holdings, Inc. of our report dated March 19, 1998, appearing in this Annual Report on Form 10-K of Armor Holdings, Inc., for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectuses which are part of these registration Statements.




/s/ Deloitte & Touche LLP
----------------------------
New York, New York
March 24, 1999